KNOLL 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Delivers Strong Third Quarter Results

Announces management succession plans.

EAST GREENVILLE, PA, October 17, 2007 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2007. Net sales were $254.0 million for the quarter, an increase of 4.3% from third quarter 2006. Operating income was $34.3 million, or 13.5% of net sales, an increase of 13.6% from the third quarter 2006, and net income was $18.4 million, an increase of 17.9% over the third quarter 2006. Diluted earnings per share was $0.37 compared to $0.33 adjusted earnings per share in the prior year, an increase of 12.1%.

"We are pleased to have posted another strong quarter of results," said Andrew Cogan, CEO Knoll, Inc. "In the face of slowing industry growth, we have demonstrated that our operating discipline and design leadership can continue to produce margin expansion and industry leading levels of profitability."

"Today we are also announcing Kass Bradley's desire to retire sometime in 2008. Kass has been an extraordinary leader and while we will miss the chance to work with her day to day I am happy that she intends to stay on the Board and I look forward to continuing to work with her in that capacity as we build Knoll."

"We have begun a search for a President and COO of our North America Office business and I am pleased to announce the promotions of Art Graves, Steve Grover and Barry McCabe to Executive Vice Presidents of Sales and Distribution, Operations, and Finance, respectively effective January 1, 2008. We have a deep and strong management team at Knoll and I anticipate a seamless evolution of our North American leadership."

"On behalf of our associates, dealers, clients and shareholders please join me in thanking Kass for all that she has done for Knoll and in wishing her the best as she begins a new chapter in her life."

Third Quarter Results

Third quarter 2007 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/07	9/30/06	Change

Net Sales	$254.0	$243.6	4.3%
Gross Profit	88.2	81.2	8.6%
Operating Expenses	54.0	51.1	5.7%
Operating Income	34.3	30.2	13.6%
Net Income	18.4	15.6	17.9%
Earnings Per Share - Diluted	.37	.31	19.4%
Adjusted Earnings Per Share - Diluted	.37	.33	12.1%
Backlog	169.8	170.6	(0.5)%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Adjusted Earnings Per Share to Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $254.0 million, an increase of $10.4 million, or 4.3%, over the third quarter of 2006 representing increased volume and price realization from previously implemented price increases. Our International businesses and Specialty products experienced the strongest growth in the quarter.

Backlog of unfilled orders at September 30, 2007 was $169.8 million as compared to $170.6 million at September 30, 2006.

Gross profit for the third quarter of 2007 was $88.2 million, an increase of $7.0 million, or 8.6%, over the same period in 2006. Gross margin increased to 34.7% from 33.3% in the same quarter of 2006 and sequentially increased from 34.3% in the second quarter of 2007. The increase from the third quarter of 2006 largely resulted from better pricing, favorable product mix and improved factory performance. This increase was partially offset by the strengthening Canadian Dollar.

Operating expenses for the quarter were $54.0 million, or 21.3% of sales, compared to $51.1 million, or 21.0% of sales, for the third quarter of 2006. The increase in operating expense dollars during the third quarter of 2007 was due to investments in growth initiatives and product development. Incentive compensation as a result of increased sales levels and higher operating profits also contributed to the increase. Third quarter 2006 operating expenses also included approximately $882 thousand of costs related to our secondary public offering completed in August 2006, additional costs incurred in connection with our buyback of 3.9 million shares from Warburg Pincus, and additional bank and related fees associated with the amendment of our credit facility.

Our operating income for the third quarter of 2007 increased by 110 basis points to 13.5% of sales from 12.4% of sales in the same period in the prior year.

Interest expense decreased $0.4 million over the third quarter 2006 due to the decrease in average debt outstanding for the quarter coupled with a lower average interest rate on our new revolving credit facility. Other expense for the third quarter 2007 was $0.8 million. Other expense includes $1.0 million of losses from foreign currency translations offset by other income. Other expense for the third quarter 2006 was approximately $0.3 million and consisted of gains on foreign currency translations offset by unrealized derivative losses.

The effective tax rate was 33.9% for the quarter, as compared to 34.5% for the same period last year. The decrease in the effective tax rate is largely due to an adjustment of our contingent tax reserve and the mix of pretax income in the countries in which we operate. Net income for the third quarter 2007 was $18.4 million, or $0.37 diluted earnings per share, as compared to $15.6 million, or $0.33 adjusted earnings per share, for the same quarter in 2006.

Cash generated from operations during the third quarter 2007 was $27.4 million, compared to $32.6 million in the same period of 2006. Capital expenditures for the third quarter 2007 totaled $3.8 million compared to $4.1 million for 2006. We repaid $20.0 million of debt during the third quarter of 2007 compared to net borrowings of $53.6 million during 2006. We also paid a quarterly dividend of $5.3 million or $0.11 per share in the third quarter of 2007 compared to $4.7 million or $0.10 per share in the third quarter of 2006.

Barry L. McCabe, Chief Financial Officer said, "We are pleased that our efforts to improve gross profit margins and increase financial flexibility are contributing to our strong results."

Fourth Quarter 2007 Outlook

The Company stated that it expects fourth quarter 2007 revenue to be in the range of $265-275 million. Earnings per share estimates are between $0.36 and $0.38.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For the periods in this release such items consist of expenses associated with our secondary public offering expenses. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended September 30,
	2007	2006

Earnings per Share - Diluted	$0.37	$0.31
Add back:
Public offering expenses	-	0.02

Adjusted Earnings per Share - Diluted	$0.37	$0.33

Conference Call Information

Knoll will host a conference call on Thursday, October 18, 2007 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 510-0707

International 617 597-5376

Passcode 12175975

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED(R)) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX(R)) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the ability to successfully integrate and manage the acquired business, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Senior Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$253,962	$243,609	$773,998	$709,185
Cost of sales	165,713	162,389	507,832	479,227

Gross profit	88,249	81,220	266,166	229,958
Selling, general, and administrative expenses	53,967	51,062	163,469	148,627

Operating income	34,282	30,158	102,697	81,331
Interest expense	5,629	5,983	18,584	16,779
Other income (expense), net	(794)	(309)	(3,907)	453

Income before income tax expense	27,859	23,866	80,206	65,005
Income tax expense	9,446	8,227	29,451	24,361

Net income	$18,413	$15,639	$50,755	$40,644

Earnings per share:
Basic	$.38	$.32	$1.05	$.81
Diluted	$.37	$.31	$1.03	$.78
Weighted-average shares outstanding:
Basic	48,568,698	48,689,937	48,250,009	50,409,387
Diluted	49,327,042	50,038,195	49,335,647	52,043,469

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,731	$16,038
Customer receivables, net	131,136	132,970
Inventories	80,708	75,930
Prepaid and other current assets	16,062	23,446

Total current assets	246,637	248,384
Property, plant, and equipment, net	140,665	137,729
Intangible assets, net	239,469	238,291
Other noncurrent assets	5,761	7,733

Total Assets	$632,532	$632,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$126	$2,996
Accounts payable	62,635	72,567
Other current liabilities	86,407	95,651

Total current liabilities	149,168	171,214
Long-term debt	308,407	347,320
Other noncurrent liabilities	113,234	109,219

Total liabilities	570,809	627,753

Stockholders' equity	61,723	4,384

Total Liabilities and Stockholders' Equity	$632,532	$632,137

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)

Net income	$50,755	$40,644

Cash Flows provided by Operating Activities	64,469	38,536

Cash Flows used in Investing Activities	(10,705)	(7,329)

Cash Flows used in Financing Activities	(53,262)	(24,333)

Effect of exchange rate changes on cash and cash equivalents	2,191	1,177

Increase in cash and cash equivalents	2,693	8,051

Cash and cash equivalents at beginning of period	16,038	10,695

Cash and cash equivalents at end of period	$18,731	$18,746